Exhibit 5.1
[Jackson Kelly PLLC Letterhead]
October 25, 2007
Centra Financial Holdings, Inc.
990 Elmer Prince Drive
Post Office Box 656
Morgantown, West Virginia  26507-0656
Gentlemen:
     Proceedings for the issuance of up to 200,000 shares (the “Shares”) of common stock, par value $10.00 per share, of Centra Financial Holdings, Inc. (“Centra Financial”), pursuant to a Registration Statement filed on even date herewith (the “Registration Statement”), and related Stock Purchase Rights (the “Rights”) to be issued pursuant to the Shareholder Protection Rights Agreement between Centra Financial and Centra Bank, Inc., as Rights Agent, have been taken with our assistance for Centra Financial.
     We have examined originals or copies certified to our satisfaction of such corporate records of Centra Financial, agreements and other instruments, certificates of public officials, certificates of officers or representatives of Centra Financial, and other documents as we have deemed necessary to examine and to require as the basis for the opinion hereinafter expressed. Upon the basis of such examination, we advise you that we are of the opinion that the Shares when issued upon effectiveness of the Registration Statement will be duly and validly issued Shares of Centra Financial, fully paid and nonassessable.
     We are also of the opinion that, assuming that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, when the Shares have been issued and sold as provided in the Registration Statement, the Rights attributable to the Shares will be validly issued.
     The foregoing opinions are limited to the West Virginia Business Corporation Act, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. This opinion is based on facts of which we have knowledge.
     We hereby consent to the inclusion of this opinion as an Exhibit to the Registration Statement on Form S-1 field with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”), on October 25, 2007 (the “Registration Statement”) which Registration Statement relates to the Company’s Registration Statement No. 333-143684 on Form S-1 filed with the Commission on June 12, 2007, as amended, and the references therein to Jackson Kelly PLLC and its opinions. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Jackson Kelly PLLC
Jackson Kelly PLLC